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EX-99
PRESS RELEASE

FOR IMMEDIATE RELEASE                                Contact:Michael G. Webb
                                                     Chief Financial Officer
                                                     (901) 367-0888 Ext. 1226

BACK YARD BURGERS ANNOUNCES SHARE REPURCHASE PROGRAM

MEMPHIS, TENNESSEE (JANUARY 2, 2001) - Back Yard Burgers, Inc. (Nasdaq SmallCap:
BYBI) today announced that its board of directors has authorized the repurchase of up to 500,000 shares or approximately 10.7% of the company's outstanding common stock. The company expects to purchase common stock from time to time on the open market.

The repurchase plan will be used as a means of enhancing shareholder value. Commenting on the repurchase plan, Lattimore M. Michael, Chairman and Chief Executive Officer stated, "We believe that at our current market price the stock is undervalued. This action reflects our ongoing commitment to improving the investment value of our stock."

The timing and amount of any shares repurchased will be determined by the company, based on its evaluation of market conditions and other factors. Funds used to repurchase shares will come from the company's existing cash, which as of September 30, 2000, was approximately $1.2 million. Currently, there are approximately 4.64 million shares of common stock outstanding.

The company also announced that it expects revenues of approximately $7.1 million for the quarter ended December 30, 2000, and revenues of approximately $29.2 million for the fiscal year ending December 30, 2000. These preliminary revenue estimates compare to revenues of $7.0 million for the fourth quarter of 1999 and $29.3 million for fiscal year 1999. The company also announced that it expects earnings of $0.00 to $0.01 per diluted share for the quarter ended December 30, 2000, and earnings of approximately $0.09 to $0.10 per diluted share for the fiscal year ending December 30, 2000. These preliminary earnings per diluted share estimates compare to a loss per share of $0.17 for the fourth quarter of 1999 and a loss per share of $0.12 for fiscal year 1999. Prior year fourth quarter and annual earnings include a $1.36 million impairment charge related to under-performing assets. Back Yard Burgers, Inc. intends to announce final financial results for the year and quarter ended December 30, 2000, on Tuesday, February 27, 2001, before the market is open.

Same-store sales at company-operated restaurants are projected to decrease approximately 1.0% for the quarter and decrease approximately 5.6% for the year, while franchised restaurant same-store sales are projected to decrease 6.0% for the quarter and decrease approximately 4.7% for the year.

As of January 2, 2001, the company's restaurant system comprised 93 units, including 35 company-operated stores and 58 franchised stores.

Back Yard Burgers operates and franchises quick-service restaurants in Memphis, Little Rock, Nashville and other markets across 16 states. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet hamburgers and chicken sandwiches charbroiled over an open flame, fresh salads, chili and other special entrees as well as hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.